Exhibit 10.45
RESTRICTED STOCK AWARD AGREEMENT
     THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made and entered into as of the 24th of April, 2008 (the “Effective Date”), by and among NewBridge Bancorp, a North Carolina corporation (the “Corporation”), NewBridge Bank, a North Carolina commercial bank (the “Bank”), and the award recipient whose signature appears below (the “Participant”).
     WHEREAS, the Corporation is the holding company of the Bank, and the Bank is an Affiliate of the Corporation; and
     WHEREAS, the NewBridge Bancorp Amended and Restated Comprehensive Equity Compensation Plan for Directors and Employees Plan has been approved by the Corporation’s Board of Directors and by its shareholders, and has been thereafter amended from time to time (the “Plan”); and
     WHEREAS, Participant is an employee of the Bank, and the Boards of Directors of the Corporation and the Bank, and the Compensation Committee of those Boards (“Committee”), have determined that it is desirable and in the best interests of the Corporation and the Bank to make an award (the “Award”) to the Participant of rights to receive shares of the common stock of the Corporation (“Common Stock”) as permitted under the Plan, subject to certain restrictions as specified below; and
     WHEREAS, capitalized terms not otherwise defined herein shall have the same meaning given to such terms in the Plan.

     NOW, THEREFORE, the Parties agree as follows:
     Section 1. Date of Award. The date of making the Award under this Agreement is the Effective Date.
     Section 2. Award of Restricted Stock Units. Each conditional right to a share of Common Stock awarded hereby shall be referred to as a restricted stock unit (“Restricted Stock Unit”). The Participant is awarded that number of Restricted Stock Units set forth on Annex A attached hereto. Each Restricted Stock Unit entitles the Participant, upon satisfying the vesting requirements set forth in Annex A attached hereto and the Plan, to receive one (1) share of Common Stock at no purchase price per share, subject to any restrictions on transfer set forth in Annex B attached hereto. The Restricted Stock Units shall be delivered following vesting in the form of shares of Common Stock ( “Plan Shares”).
     Section 3. Representations, Warranties and Transfer Restrictions.
          (a) Representations and Warranties. The Participant makes and agrees to the representations and warranties set forth in Annex C attached hereto.
          (b) Restrictions. The Committee may cause a legend to be placed on any certificate representing any of the Plan Shares to make appropriate reference to transfer restrictions established by the Committee or may cause such restrictions to be recorded on the book entry in the Corporation’s share registry with respect to such Plan Shares if issued in uncertificated form. Additionally, the Participant agrees that the Plan Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or interdealer quotation system upon which the Common Stock is then listed or quoted and any other applicable federal or state securities laws, rules or regulations, and the Committee may cause a legend or legends to be placed on any certificate representing any of the Plan Shares to make appropriate reference to such restrictions or may cause restrictions to be recorded on the book entry in the Corporation’s stock registry with respect to such Plan Shares if issued in uncertificated form.
          (c) Other Transfer Restrictions. No Restricted Stock Unit granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant.
     Section 4. Forfeiture. If the Participant’s employment by the Bank terminates during the vesting period applicable to a Restricted Stock Unit as specified on Annex A (a “Vesting Period”), the Participate shall forfeit such Restricted Stock Unit and this Agreement shall be null and void.
     Section 5. Vesting of Restricted Stock Units and Delivery of Plan Shares.
          (a) Vesting. Each Restricted Stock Unit shall vest and become nonforfeitable as provided in Annex A. The Participant must be employed by the Bank or an Affiliate thereof at all times during, and through the final day of, the applicable Vesting Period of such Restricted

Stock Unit. However, all unvested Restricted Stock Units shall become vested and nonforfeitable upon a Change in Control as set forth in the Plan.
          (b) Delivery of Plan Shares to the Participant. After the date on which a Restricted Stock Unit has become vested as provided in this Agreement and in the Plan, the Committee shall instruct the Corporation to cause to be issued to the Participant all Plan Shares derived from all such vested Restricted Stock Units, free from any restrictions other than such restrictions as may be imposed pursuant to Section 3. The delivery of the Plan Shares shall be accomplished on or before the 30th day following the expiration of the applicable Vesting Period and shall be in uncertificated form effected through appropriate notation and book entry recordation in the Corporation’s stock registry unless, in its discretion, the Committee elects to cause such Plan Shares to be issued in certificated form..
          (c) Plan Shares Relating To Forfeited Restricted Stock Units. If any Restricted Stock Unit is forfeited pursuant to this Agreement and the Plan, the Plan Share relating to the forfeited Restricted Stock Unit shall thereafter be available for award as provided in the Plan and shall cease to be subject to this Agreement.
     Section 6. Rights of Holders of Restricted Stock Units.
          (a) No Shareholder Rights. As a holder of Restricted Stock Units, the Participant shall have no rights as a shareholder of the Corporation. Until vested, Restricted Stock Units represent an unfunded, unsecured and contingent obligation of the Corporation to issue the applicable Plan Shares.

     Section 7. Effect of Award on Status of Participant. The Award made to the Participant under this Agreement does not confer on the Participant any right to continued employment with the Bank, the Corporation or any subsidiary of either.
     Section 8. Impact of Award on Other Benefits of Participant. Neither the contingent value of the Restricted Stock Units at any time before they become vested nor the value of any Plan Shares issued to the Participant under this Agreement shall be includable as compensation or earnings for purposes of any other benefit plan offered by the Bank, the Corporation or any subsidiary of either, except to the extent of any qualified employee benefit plan which specifically provides that any such value shall be included as compensation or earnings for purposes of such plan.
     Section 9. Taxes and Tax Withholding. Upon the vesting of the Restricted Stock Units and the distribution of the applicable Plan Shares to the Participant, at the election of the Corporation, the Participant shall either (a) sell to the Corporation a number of the Plan Shares that would otherwise be distributed to the Participant as would have a fair market value equal to the then existing minimum withholding requirement for all federal, state and local income, excise and employment taxes payable by the Corporation or the Bank on account of such vesting and distribution (the “Tax Amount”) or (b) pay the Tax Amount in cash to the Bank.
     Section 10. Adjustments. In the event of any change (such as a reorganization, merger or other change) in the character of the Common Stock or the issuance of shares of Common Stock by the Corporation pursuant to a stock split, stock dividend, recapitalization or other transaction pursuant to which the Corporation issues additional shares of Common Stock to, or reduces the number of shares of Common Stock held by, its shareholders, then the number of Plan Shares issuable upon the vesting of a Restricted Stock Unit shall be the same as if the Participant had held the number of Plan Shares acquirable under such Restricted Stock Unit prior to such change or issuance and had participated therein on the same basis of other shareholders of Common Stock. By way of clarification and not limitation, it is not intended that a merger, share exchange or other transaction through which the Corporation or the Bank acquires another entity or the assets of another entity through the use of Common Stock as consideration, a Common Stock offering by the Corporation, or the issuance of Common Stock by the Corporation through a dividend reinvestment or stock purchase plan shall be deemed to require any such adjustment.
     Section 11. Notices. Any notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if (a) hand delivered, (b) if deposited in the United States mail by certified mail, return receipt requested, properly addressed and postage prepaid, or (c) sent next day delivery by a nationally recognized overnight courier service, all charges prepaid, if to the Corporation, the Bank or the Committee at NewBridge Bancorp, 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27419, Attn: President; and, if to the Participant, at his or her last address appearing on the employment records of the Bank. The Corporation, the Bank and the Participant may change its, his or her address herein by giving written notice of such change as provided herein. Any notice or other communication hereunder shall be deemed to have been given: (i) if hand delivered, on the date of such delivery; (ii) if sent by United States certified mail, on the third (3rd) business day following the date deposited with the United States Postal

Service, or (iii) if sent by overnight courier, on the next business day following the date of timely delivery to such courier.
     Section 12. Construction Controlled by Plan. The Plan, a copy of which is attached hereto as Annex D, is incorporated herein by reference. This Award of Restricted Stock Units shall be subject to the terms and conditions of the Plan, and the Participant hereby assumes and agrees to comply with all of the obligations imposed upon the Participant in the Plan. This Agreement shall be construed so as to be consistent with the Plan. The provisions of the Plan shall be deemed to be controlling in the event that any provision hereof should appear to be inconsistent therewith.
     Section 13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable law, but if any provision of this Agreement is determined to be unenforceable, invalid or illegal, the validity of any other provision or part thereof shall not be affected thereby and this Agreement shall continue to be binding on the parties hereto as if such unenforceable, invalid or illegal provision or part thereof had not been included herein.
     Section 14. Governing Law. Without regard to the principles of conflicts of laws, the laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.
     Section 15. Modification of Agreement; Waiver. Except as otherwise provided in Sections 11 and 21, this Agreement may be modified, amended, suspended or terminated, and any terms, representations or conditions may be waived, only by a written instrument signed by each of the parties hereto or their successors in interest; provided, however, that to the extent that Section 409A of the Internal Revenue Code, including guidance and regulations issued thereunder (“Section 409A”) applies to any portion of this Agreement or any Award issued hereunder, no amendment, suspension or termination shall be effectuated unless it complies with the requirements of Section 409A. The failure of the Participant or the Corporation and the Bank to insist upon strict compliance with any provision of this Agreement or to assert any right he or she or the Corporation and the Bank may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     Section 16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, legatees, personal representatives, executors, administrators, successors and assigns.
     Section 17. Miscellaneous. Any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Greensboro, North Carolina, in accordance with the Commercial Rules of the American Arbitration Association then in force and North Carolina law. The arbitration decision or award shall be final and binding upon the parties. The arbitration shall be in writing and shall set forth the basis therefor. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall bear its own costs with respect to such arbitration, including reasonable attorneys’ fees; provided, however, that: (i) the fees of the American Arbitration Association shall be borne equally by the parties; and (ii) if the arbitration is resolved wholly in the Participant’s favor, his or her costs of arbitration (including his or her reasonable attorneys’ fees) shall be paid by the Corporation.
     Section 18. Entire Agreement. This Agreement (and Annexes) and the Plan constitute and embody the entire understanding and agreement of the parties hereto and, except as otherwise provided hereunder, there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the matters addressed herein.
     Section 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     Section 20. Further Assurances. The parties agree to execute any further instrument and to take such action as may be reasonable necessary to carry out the intent of this Agreement.
     Section 21. Section 409A Exemption. It is intended that the Plan, this Agreement, the Restricted Stock Units and the Plan Shares issued hereunder fall within the short-term deferral exemption provided by Section 409A such that the Restricted Stock Units and Plan Shares fall outside the scope of Section 409A and are not required to comply with the Section 409A requirements. The Plan, this Agreement, the Restricted Stock Units and the Plan Shares will be administered and interpreted in a manner consistent with the intent set forth in this Section 21. The Corporation and the Bank reserve the right to amend the Plan and/or this Agreement, without the Participant’s consent, to the extent the Committee reasonably determines from time to time that such amendment is necessary in order to achieve the purposes of this Section. Notwithstanding the foregoing, neither the Corporation nor the Bank make any representations or warranties as to the treatment of the Restricted Stock Units or the Plan Shares, or any settlement thereof, under Section 409A.
[SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, each of the Corporation and the Bank have caused this Agreement to be executed in its corporate name by its President, or one of its Executive Vice Presidents, and attested by its Secretary or one of its Assistant Secretaries, all by authority of its Board of Directors first duly given, and the Participant has executed this Agreement, in each case as of the day and year first above written.

NEWBRIDGE BANCORP
By:
ATTEST:
By:
                                                 Secretary

NEWBRIDGE BANK
By:

ATTEST:
By:
                                           Secretary
[Corporate Seal]
PARTICIPANT
                                          (SEAL)

ANNEX A

NUMBER OF RESTRICTED STOCK UNITS; VESTING
1.	Number.
     The Participant is awarded                       (                    ) Restricted Stock Units. One-third of such Restricted Stock Units shall be allocated to each of the Deposit Growth Component, the NPA Percentage Component and the ROAA Component.
2.	Defined Terms:
(i)	“Average” and “averaged” shall be the average of the applicable quantities as of or for a fiscal year ending, as applicable, on each December 31st occurring during the Performance Vesting Period.

(ii)	“Committee” shall mean the Compensation Committee of the Boards of Directors of the Corporation and the Bank.

(iii)	“Deposit Growth” shall mean the rate of annual growth in an entity’s deposits, other than certificates of deposit (or other similar deposit instruments), for a fiscal year ending on a December 31st occurring during the Performance Vesting Period.

(iv)	“Deposit Growth Standard” shall mean the median of the Deposit Growth rates of the members of the Measurement Group for a fiscal year occurring during the Performance Vesting Period.

(v)	“Measurement Group” shall mean a group of bank holding companies selected by the Committee as being comparable to the Corporation (in which case the Deposit Growth Standard, the NPA Percentage Standard,

the ROAA Standard, the Average Deposit Growth Standard, the Average NPA Percentage Standard and the Average ROAA Standard shall be calculated based on the relevant information Reported in those companies’ Year End Reports).

(vi)	“Measurement Year” shall mean each calendar year ending on a December 31st occurring during the Performance Vesting Period, including the calendar year in which the Effective Date occurred.

(vii)	“NPA Percentage” shall mean (A) the total of (1) all of an entity’s non-performing loans, (2) the carrying value of all foreclosed properties, properties received in lieu of foreclosure and other real estate owned, and (3) impaired off-balance-sheet assets, including loans sold to problem asset disposition companies where there is recourse to the entity and nonperforming securitized assets where the entity retains risk as of each December 31st occurring during the Performance Vesting Period divided by (B) the entity’s Total Assets.

(viii)	“NPA Percentage Standard” shall mean the median of the NPA Percentages of the members of the Measurement Group for a fiscal year ending on a December 31st occurring during the Performance Vesting Period.

(ix)	“Performance Vesting Period” shall mean the three year period commencing on the Effective Date and ending at 11:59:59 o’clock, p.m., Greensboro time, of the third anniversary thereof.

(x)	“Reported” shall mean stated in an entity’s Year End Report pursuant to a method of calculation in accord with generally accepted accounting principles consistently applied, where applicable, and otherwise in accord with the entity’s prior practices and policies.

(xi)	“ROAA” shall mean the return on average Total Assets of entity for a fiscal year ending on a December 31st occurring during the Performance Vesting Period.

(xii)	“ROAA Standard” shall mean the median of the ROAA of the members of the Measurement Group for a fiscal year ending on December 31st occurring during the Performance Vesting Period.

(xiii)	“Time Vesting Period” means each of the twelve (12) month periods ending on the fourth (4th) and fifth (5th) anniversaries of the Effective Date.

(xiv)	“Total Assets” shall mean an entity’s total assets as generally defined in the banking industry at December 31st occurring during the Performance Vesting Period.

(xv)	“Vesting Period” means the Performance Vesting Period or a Time Vesting Period, as the context requires.

(xvi)	“Year End Report” shall mean an entity’s Form 10-K for a fiscal year ending on a December 31st occurring during a Vesting Period.
     3. Performance Vesting. Thirty-three percent (33%) of the Restricted Stock Units allocated to each of the following Component shall vest, if at all, following the Performance Vesting Period as provided below.
     a. Deposit Growth Component. Upon the conclusion of the Performance Vesting Period, the Committee shall cause the following to be computed:

•	the average of the Corporation’s Deposit Growth for the Measurement Years occurring in the Performance Vesting Period (the “Average Deposit Growth”); and

•	the average of the Deposit Growth Standard for Measurement Years occurring during the Performance Vesting Period (the “Average Deposit Growth Standard”).

•	Thirty-three percent (33%) of the Restricted Stock Units allocated to the Deposit Growth Component shall vest if the Average Deposit Growth is more than the Average Deposit Growth Standard.
     b. NPA Percentage Component. Upon the conclusion of the Performance Vesting Period, the Committee shall cause the following to be calculated:
•	the average of the Corporation’s NPA Percentage at the ends of the Measurement Years occurring during the Performance Vesting Period (the “Average Percentage NPA”); and

•	the average of the NPA Percentage Standard at the ends of the Measurement Years occurring during the Performance Vesting Period (the “Average NPA Percentage Standard”).

•	Thirty-three percent (33%) of the Restricted Stock Units allocated to NPA Percentage Component shall vest if the Average Percentage NPA is more than the Average NPA Percentage Standard.
     c. ROAA Component. Upon the conclusion of the Performance Vesting Period, the Committee shall cause the following to be calculated:

•	the average the Corporation’s ROAA for the Measurement Years occurring during the Performance Vesting Period (the “Average ROAA”); and

•	the average of the ROAA Standard for the Measurement Years occurring during the Performance Vesting Period (the “Average ROAA Standard”).

•	Thirty-three percent (33%) of the Restricted Stock Units allocated to the ROAA Component shall vest if the Average ROAA is more than the Average ROAA Standard.
     4. Time Vesting. Sixty-seven percent (67%) of the Restricted Stock Units allocated to each of Components shall vest, if at all, following the Time Vesting Periods as provided below.
          (a) If, and only if, Participant was vested in Restricted Stock Units under the Deposit Growth Component at the end of Performance Vesting Period, then (i) if Participant remains employed by the Bank or an Affiliate thereof through the fourth (4th) anniversary of the Effective Date, thirty-three percent (33%) of the Restricted Stock Units allocated to the Deposit Growth Component shall vest at 12:00:01 o’clock, a.m., on the day following such anniversary, and (ii) if Participant remains employed by the Bank or an Affiliate thereof through the fifth (5th) anniversary of the Effective Date, thirty-four percent (34%) of the Restricted Stock Units allocated to the Deposit Growth Component shall vest at 12:00:01 o’clock, a.m., on the day following such anniversary.

          (b) If, and only if, Participant was vested in Restricted Stock Units under the NPA Percentage Component at the end of Performance Vesting Period, then (i) if Participant remains employed by the Bank or an Affiliate thereof through the fourth (4th) anniversary of the Effective Date, thirty-three percent (33%) of the Restricted Stock Units allocated to the NPA Percentage Component shall vest at 12:00:01 o’clock, a.m., on the day following such anniversary, and (ii) if Participant remains employed by the Bank or an Affiliate thereof through the fifth (5th) anniversary of the Effective Date, thirty-four percent (34%) of the Restricted Stock Units allocated to the NPA Percentage Component shall vest at 12:00:01 o’clock, a.m., on the day following such anniversary.
          (c) If, and only if, Participant was vested in Restricted Stock Units under the ROAA Component at the end of Performance Vesting Period, then (i) if Participant remains employed by the Bank or an Affiliate thereof through the fourth (4th) anniversary of the Effective Date, thirty-three percent (33%) of the Restricted Stock Units allocated to the ROAA Component shall vest at 12:00:01 o’clock, a.m., on the day following such anniversary, and (ii) if Participant remains employed by the Bank or an Affiliate thereof through the fifth (5th) anniversary of the Effective Date, thirty-four percent (34%) of the Restricted Stock Units allocated to the ROAA Component shall vest at 12:00:01 o’clock, a.m., on the day following such anniversary.
     5. Adjustments. For good cause, determined in its discretion, the Committee may adjust any calculation or measurement described in this Annex B to address differences in policies or practices of the Corporation and the members of the Measurement Group, changes in generally accepted accounting principles, and other similar differences or changes occurring within a Vesting Period. Additionally, the Committee may add members to, or delete members from the Measurement Group to address any changes in the usefulness for comparison of the Measurement Group as of the Effective Date. In the event a member of the Measurement Group corrects one or more of its Year End Report or adjusts, amends or restates its financial statements in any such Year End Report and such event has the effect of changing the number of Restricted Stock Units which vested as provided herein upon the completion of the Vesting Period, in its discretion the Committee may consider such fact is adjusting future Awards of Restricted Stock Units.
     6. Compilation. In its discretion, the Committee may use a third party publication or the services of a third party to select the Membership Group and to complete the calculations of the Deposit Growth Standard, the NPA Standard, the ROAA Standard, the Average Deposit Growth Standard, the Average NPA Standard, and/or the Average ROAA Standard.
     7. Corporation’s Performance. The Deposit Growth, NPA Percentage and ROAA of the Corporation for a Measurement Year shall be those Reported by the Corporation in its Year End Report for that Measurement Year or, if not Reported therein, as calculated from the financial information set forth in such Year End Report.

ANNEX B
RESTRICTIONS
None.

ANNEX C
REPRESENTATIONS AND WARRANTIES
     Participant represents to the Corporation that:
     (a) Participant has received a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby acknowledges that the Restricted Stock Units, and all Plan Shares issuable therefrom, are subject to all of the terms and provisions of the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
     (b) Participant has received a copy of the Prospectus relating to the Plan.
     (c) Participant represents that the awarding of Restricted Stock Units to, and the receipt of the Plan Shares by, Participant will not result in the violation by Participant of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which Participant is bound, including, without limitation, United States laws and other laws that may be applicable to Participant and will not conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a material default under, any material lease, loan agreement, mortgage, security agreement, domestic relations, trust indenture or other agreement or instrument to which Participant is a party or by which Participant is bound or to which Participant’s material properties or assets is subject, nor result in the creation or imposition of any lien upon any of the material properties or assets of Participant.

     (d) Participant acknowledges and agrees that this Agreement is not a contract of employment and that nothing in this Agreement shall confer upon Participant any right with respect to continuation of service to or employment by the Corporation, the Bank or any Affiliate thereof.
     (e) Participant acknowledges and agrees that the vesting of Restricted Stock Units and issuance of Plan Shares pursuant to this Agreement is earned only through Participant’s continued employment with the Bank or an Affiliate thereof throughout all Vesting Periods and not through the grant of the Restricted Stock Units hereunder.
     (f) Participant warrants that he or she will hold the Corporation, the Bank, their Affiliates and their respective directors, officers, agents and controlling persons and their respective heirs, representatives, successors and assigns harmless, and will indemnify them from and against all liabilities, costs and expenses incurred by them as a result of any misrepresentation made by Participant contained herein.
     (g) Participant hereby accepts this Agreement subject to all of the terms and provisions hereof. Participant has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Agreement.
     (h) Participant acknowledges that the Corporation and the Bank are entitled to rely on the representations made above.

ANNEX D
PLAN
See Attached.

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